Exhibit 99.3

Chart Industries Receives Contract to Expand Nationwide Liquefied Natural Gas (LNG) Fueling Network

Cleveland, Ohio – October 31, 2013 - Chart Industries, Inc. (Nasdaq: GTLS), a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases, announced today that it has been awarded a contract in the third quarter by a major oil company to build and commission 20 retail liquefied natural gas (LNG) fueling stations across North America.

The 20 LNG fueling stations will be built at existing truck stop sites with the intention of adding dispensers alongside existing diesel fueling lanes. The order has been reflected in third quarter 2013 ending backlog with completion expected by the second quarter of 2015.

“After developing core technologies for vehicle fueling 20 years ago, it’s gratifying to see acceleration in fueling station deployment,” said Bill Haukoos, Chart D&S Vice President, Global LNG Products. “We look forward to working closely with our customers at the forefront of development in the LNG market – a critical step in enhancing both nationwide infrastructure and availability of LNG.”

Chart is an integrated supplier and worldwide leader in LNG equipment for the transportation and energy industries. For more information about how Chart addresses the entire LNG value chain – liquefaction, distribution, storage and end use – visit www.ChartLNG.com.

Certain statements made in this news release are, or imply forward-looking statements, such as statements concerning business plans, objectives, market trends, future revenue, performance, and other information that is not historical in nature. These statements are made based on Chart's expectations concerning future events and are subject to factors and uncertainties that could cause actual results to differ materially, such as cyclicality of product markets and vulnerability of markets to economic downturns, a delay or reduction in customer purchases, competition, fluctuations in energy prices or changes in government energy policy, management of fixed-price contract exposure, reliance on the availability of key supplies and services, pricing and availability of raw materials, and modification or cancellation of customer contracts. For a discussion of these and additional factors that could cause actual results to differ from forward-looking statements, see Chart's filings with the Securities and Exchange Commission, including Item 1A - Risk Factors, of Chart's most recent Annual Report on Form 10-K. Chart undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading independent global manufacturer of highly engineered equipment used in the production, storage and end-use of hydrocarbon and industrial gases. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Contact:

Ken Webster	or	Chris Rioux
Vice President, Chief Accounting		Manager of Investor Relations and
Officer and Controller		Financial Planning
216-626-1216		216-626-1216
ken.webster@chartindustries.com		chris.rioux@chartindustries.com